U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 17, 2016

INTEGER HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16137	16-1531026
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2595 Dallas Parkway, Suite 310, Frisco, Texas	75034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (716) 759-5600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d). On October 18, 2016, Integer Holdings Corporation (the “Company”) announced the election of Donald Spence to its Board of Directors (the “Board”), effective October 17, 2016. Mr. Spence will serve on the Board’s Science and Technology Committee. As a Director, Mr. Spence will be entitled to receive remuneration in accordance with the Company’s non-employee director compensation program as described in the Company’s proxy statement filed with the Securities and Exchange Commission on April 18, 2016. Mr. Spence’s term as Director will continue until the 2017 Annual Meeting of Stockholders and his successor is elected and qualified or his earlier death, resignation or removal.

Mr. Spence brings 40 years of experience, including over 25 years in the medical device industry, in operations, finance and general management roles to our Board. He most recently served as chairman and chief executive officer of Lake Region Medical Holdings, Inc. from 2010 until its acquisition by the Company in October of 2015. From 2005 to 2008, he served as president of the Sleep and Home Respiratory Group for Philips Respironics, and from 2008 to 2010 as chief executive officer of Philips Home Healthcare Solutions. Prior to that, Mr. Spence spent eight years with GKN Sinter Metals, as senior vice president for global sales and marketing (1998-2001) and as president (2001-2005). Before 1998, he served in a number of roles at BOC Group, PLC over a 15-year career at that company. Mr. Spence serves on the board of directors of two privately held Medtech companies.

In connection with his resignation from employment with the Company following completion of the Lake Region Medical acquisition, Mr. Spence received severance benefits from the Company aggregating to approximately $2.9 million, which consisted of accrued salary and bonus, severance payments, a gross-up payment for taxes imposed under Section 409A of the Internal Revenue Code of 1986, as amended and the cost of COBRA continuation coverage for Mr. Spence and his eligible dependents.

A copy of the press release announcing the election of Mr. Spence is attached as Exhibit 99.1 to this report and incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

(d). Exhibits

99.1 Press Release dated October 18, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:	October 18, 2016	INTEGER HOLDINGS CORPORATION

		By:	/s/ Timothy G. McEvoy
Timothy G. McEvoy
Senior Vice President, General Counsel & Secretary